SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                    ----------------------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT



                      Pursuant to Section 13 or 15 (d) of
                      The Securities Exchange Act of 1934

                        Date of Report - January 8, 2001
                       (Date of earliest event reported)


                          METROLOGIC INSTRUMENTS, INC.
             (Exact name of Registrant as specified in its charter)



               New Jersey               0-24172             22-1866172
        (State of incorporation) (Commission file number) (IRS employer identification
                                                                   number)



                  90 Coles Road, Blackwood, New Jersey, 08012
               (Address of principal executive offices, zip code)


                            Area Code (856) 228-8100
                               (Telephone number)

Item 7.   Financial Statements and Exhibits

Registrant is filing this amendment to its Form 8-K Current Report, which was filed initially with the Securities and Exchange Commission on January 23, 2001, for the purpose of reporting under this Item 7 (i) the historical financial statements of the acquired business; and (ii) the pro forma financial information.

a.       Financial statements of business acquired:

         Report of Independent Accountants
         Balance Sheet as of December 31, 1999
         Statement of Operations for the year ended December 31, 1999 Statement of Cash Flows for the year ended December 31, 1999
         Notes to Financial Statements as of December 31, 1999
         Balance Sheet as of September 30, 2000 (unaudited)
         Statements of Operations for the nine months ended September 30, 2000 and 1999 (unaudited)
         Statement of Cash Flows for the nine months ended September 30, 2000 and 1999 (unaudited)
         Notes to Financial Statements as of September 30, 2000 and
            1999 (unaudited)

b.       Pro forma financial information:

         Pro Forma Combined Balance Sheet as of September 30, 2000 (unaudited) Pro Forma Combined Statement of Operations for the year ended
            December 31, 1999 (unaudited)
         ProForma Combined Statement of Operations for the nine months ended
            September 30, 2000 (unaudited).

c.       Exhibits:


Exhibit
Number   Exhibit Description

(2) Stock Purchase Agreement, dated December 22, 2000, by and among United Technologies Optical Systems, Inc., Hamilton Sundstrand Corporation, MTLG Investments Inc. and Metrologic Instruments, Inc.*

(23.1)   Consent of PricewaterhouseCoopers LLP

(99.1) Credit Agreement, dated January 8, 2001, by and among Metrologic Instruments, Inc., Adaptive Optics Associates, Inc., the Guarantors named therein, PNC Bank, National Association, as agent to the Banks and the Banks named therein.*

(99.2) Subordinated Promissory Note in the amount of $5 million, dated January 8, 2001, executed by MTLG Investments Inc. in favor of United Technology Optical Systems, Inc.*

(99.3) Subordinated Promissory Note in the amount of $6 million, dated January 8, 2001, executed by MTLG Investments Inc. in favor of United Technology Optical Systems, Inc.*

(99.4) Subordination, Nondisturbance and Attornment Agreement, dated January 8, 2001, by and among Metrologic Instruments, Inc., C. Harry Knowles, Janet Knowles, Metrologic Instruments, Inc. and PNC Bank, National Association, as Agent.*

(99.5) Security Agreement, dated January 8, 2001, by and among Metrologic Instruments, Inc., C. Harry Knowles and Janet Knowles.*

         *These exhibits are incorporated by reference to the initial filing of the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission on January 23, 2001.

                       Report of Independent Accountants


To the Board of Directors and Stockholder of Adaptive Optics Associates, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations and cash flows present fairly, in all material respects, the financial position of Adaptive Optics Associates, Inc. (a wholly-owned subsidiary of United Technologies Optical Systems, Inc.) (the "Company") at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of the Company; our responsibility is to express an opinion on these statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements relate to the stand-alone operations of Adaptive Optics Associates, Inc., which include the allocation of certain costs and expenses as described further in the notes to the financial statements. Such financial statements are not necessarily indicative of the financial position, results of operations and cash flows of Adaptive Optics Associates, Inc. in the future or indicative of the results that would have been reported if Adaptive Optics Associates, Inc. had operated as a separate entity.


                                                    PricewaterhouseCoopers LLP

October 25, 2000
Boston, MA

                        Adaptive Optics Associates, Inc.
                                 Balance Sheet


                                                       For the Year Ended
                                                        December 31, 1999
                                                        -----------------
       Assets
       Current assets:
          Accounts receivable                            $     3,543,833
          Unbilled accounts receivable                         1,103,739
          Deferred income taxes                                  247,061
          Inventories                                          1,750,290
          Prepaid expenses                                        45,326
                                                         ---------------
                 Total current assets                          6,690,249

          Property and equipment, net                          4,038,931
          Deferred income taxes                                  994,547
          Other assets                                            39,717
                                                         ---------------
                 Total assets                            $    11,763,444
                                                         ===============
       Liabilities and Stockholder's Equity
       Current liabilities:
          Cash overdraft                                 $       108,419
          Accounts payable                                       458,433
          Accrued expenses                                       297,707
          Accrued payroll and employee benefits                  398,430
          Income taxes payable                                   261,018
          Deferred revenue                                       675,750
                                                         ---------------
                 Total current liabilities                     2,199,757
                                                         ---------------
       Commitments and contingencies (Note 7)

       Stockholder's equity:
          Common stock, $10 par value, 100                         1,000
           shares authorized, issued and outstanding
          Additional paid-in capital                             618,190
          Parent company investment                            4,645,284
          Retained earnings                                    4,299,213
                                                         ---------------
             Total stockholder's equity                        9,563,687
                                                         ---------------
             Total liabilities and stockholder's equity  $    11,763,444
                                                         ===============


  The accompanying notes are an integral part of these financial statements.

                        Adaptive Optics Associates, Inc.
                            Statement of Operations


                                                    For the Year Ended
                                                     December 31, 1999
                                                     -----------------

Sales                                                 $     21,720,982
Cost of goods sold                                          14,609,577
                                                      ----------------
     Gross profit                                            7,111,405

Research and development expenses                              889,910
Selling, general and administrative expenses                 3,513,050
                                                      ----------------
     Operating income                                        2,708,445

Loss on disposal of fixed assets                              (571,283)
                                                      ----------------
     Income before provision for income taxes                2,137,162

Provision for income taxes                                     798,110
                                                      ----------------
Net income                                            $      1,339,052
                                                      ================

The accompanying notes are an integral part of these financial statements.

                        Adaptive Optics Associates, Inc.
                            Statement of Cash Flows


                                                           For the Year Ended
                                                            December 31, 1999
                                                            -----------------
     Cash flows from operating activities:
       Net income                                           $   1,339,052

       Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                         1,110,702
          Loss on disposal of fixed assets                        571,283
          Deferred income taxes                                    18,176
          Changes in assets and liabilities:
            Accounts receivable                                  (226,151)
            Unbilled accounts receivable                         (365,325)
            Inventories                                           271,051
            Prepaid expenses                                       (1,387)
            Other assets                                             (251)
            Accounts payable                                      310,568
            Accrued expenses                                      237,427
            Accrued payroll and employee benefits                 (80,140)
            Income taxes payable                                 (156,267)
            Deferred revenue                                     (552,335)
                                                            -------------
            Total adjustments                                   1,137,351
                                                            -------------
            Net cash provided by operating activities           2,476,403
                                                            -------------
     Cash flows from investing activities:
       Purchases of property and equipment                     (3,054,927)
                                                            -------------
            Net cash used in investing activities              (3,054,927)
                                                            -------------
     Cash flows from financing activities:

       Increase (decrease) in cash overdraft                       30,296
       Change in parent company investment                        548,228
                                                            -------------
            Net cash provided by financing activities             578,524
                                                            -------------
       Net increase in cash                                             -

     Cash and cash equivalents, beginning of year                       -
                                                            -------------
     Cash and cash equivalents, end of year                 $           -
                                                            -------------
     Supplemental disclosures of cash flow information:
       Cash paid for taxes                                  $   1,019,500
                                                            =============

The accompanying notes are an integral part of these financial statements.

Adaptive Optics Associates, Inc.
Notes to Financial Statements
December 31, 1999

1.       Basis of Presentation and Organization

         Adaptive Optics Associates, Inc. ("AOA" or the "Company"), a Delaware corporation, is engaged in developing, manufacturing, marketing and distributing custom optical systems which include precision laser beam delivery, high speed imaging control and data processing, industrial inspection, and scanning and dimensioning systems (collectively "electro-optical systems") for the aerospace and defense industry in the United States and Canada.

         The Company is a wholly-owned subsidiary of United Technologies Optical Systems, Inc., a wholly-owned subsidiary of United Technologies Corporation ("UTC") and is operated as a division of Hamilton Sundstrand Corporation ("Hamilton Sundstrand").

         The Company's financial statements reflect the application of certain cash management and allocation policies. UTC manages most treasury activities on a centralized basis including the investing of the Company's surplus cash and the funding of the Company's cash disbursements. The arrangement described above has been accounted for through the parent company investment account.

         In addition, certain costs related to employee benefit programs, including employee insurance programs are funded by UTC and charged to AOA. These allocated costs are charged to AOA and recorded as an offsetting credit in the parent company investment account. The costs related to employee benefit programs such as pension and postretirement health care benefits are allocated to AOA on an actuarial basis using participant and plan design data. Furthermore, Hamilton Sundstrand provides administrative management, legal, HR, information systems and communication services. The costs of these services are allocated based on a two-year average of sales plus cost of sales as compared to the sales plus cost of sales of Hamilton Sundstrand.

         All of the allocations and estimates in the Company's financial statements are based on assumptions that UTC and AOA management believe are reasonable under the circumstances. The Company's financial statements are not necessarily indicative of the financial position, results of operations and cash flows in the future or the results that would have been reported on a stand-alone basis.

2.       Summary of Significant Accounting Policies

         Use of Estimates
         The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

         Risks and Uncertainties
         The business environment in which the Company operates is subject to rapidly changing conditions. Certain assets include estimates that are particularly sensitive to changes in the near term. Inventories and related specialized manufacturing equipment may be subject to such rapid technological change.

         Revenue Recognition
         Revenue is recognized on a percentage of completion basis (generally using the cost-to-cost method) for long-term contracts and upon delivery for short-term contracts.

         Unbilled accounts receivable represent the excess of costs incurred and estimated earnings recognized to date over billings to date on certain contracts. Deferred contract revenue represents the excess of billings to date over costs incurred and estimated earnings recognized to date on certain contracts.

         Subject to certain restrictions, the Company warrants some products for defects in materials and workmanship for a period of one year. Accruals for estimated future product warranty costs are provided at the time sales are recognized based upon the Company's historical claim experience. Warranty expenses were approximately $32,000 for the year ended December 31, 1999.

         Inventories
         Inventories include direct material, direct labor and manufacturing overhead and are accounted for at the lower-of-cost or market using the average cost method, which approximated actual. The Company evaluates the need for reserves associated with obsolete, slow-moving and nonsaleable inventory by estimating net realizable values. Inventoried costs in excess of requirements for contracts and current or anticipated orders have been reserved and written-off in the period that such inventory was considered excess.

         Property and Equipment
         Property and equipment are stated at cost. Depreciation is computed on the straight-line basis over the following estimated useful lives:

         Leasehold improvements             Shorter of lease term or 12 years
         Furniture and fixtures             10 years
         Office equipment                   10 years
         Lab equipment                      8 years
         Computers and software             3 years

         Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and the net gain or loss is included in the determination of net income.

         Research and Development
         Research and development costs not specifically covered by contracts are charged to expense as incurred.

         Income Taxes
         AOA was included in the consolidated U.S. federal income tax return of UTC. Under an agreement with UTC, income taxes are allocated to members of the consolidated group based upon amounts they would pay or receive as if they filed a separate income tax return. The provision for income taxes of the Company has been prepared as if a separate U.S. federal income tax return had been prepared on a stand-alone basis. Deferred income taxes are provided on the differences in the book and tax bases of assets and liabilities at the statutory tax rates expected to be in effect when such differences are reversed. A valuation allowance is provided on the tax benefits otherwise associated with certain tax attributes unless it is considered more likely than not that the benefits will be realized. UTC incurs federal and certain state taxes on behalf of AOA with an allocation of such taxes to the Company.

         Fair Value of Financial Information
         The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, approximate fair value.

         Long-Lived Assets
         The Company evaluates the carrying value of its long-lived assets under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". In accordance with SFAS 121, when appropriate, the Company estimates the future undiscounted cash flows of the operations to which the long-lived assets relate to ensure that the carrying value has not been impaired. Management believes no such impairment exists at December 31, 1999.

         Significant Customers
         The Company had direct sales to three customers that accounted for approximately $18.6 million of total sales for the year ended December 31, 1999. No other customers accounted for more than 10% of total sales for any period presented.

3.       Related Party Transactions

         The financial statements include significant transactions with UTC and Hamilton Sundstrand involving functions and services that were provided to the Company, the most significant of which are discussed below.

         Centralized Treasury Functions and Financing
         UTC provides centralized treasury functions and financing, including all investing and borrowing activities for AOA. As part of this practice, surplus cash is remitted to UTC and UTC advances cash, as necessary, to AOA. No interest is charged or paid on these amounts. A reconciliation of the Parent Company investment account activity for the Company is as follows:

                                                           Year ended
                                                        December 31, 1999


         Balance, beginning of year                       $   4,097,056
         Net intercompany transactions                          548,228
                                                          -------------

         Balance, end of year                             $   4,645,284
                                                          =============


         Tax Arrangement
         See discussion in Note 2 under Income Taxes

         Insurance Programs
         AOA participates in UTC developed and administered employee insurance programs, including group medical, workers compensation, property, general and product liability coverage. Costs allocated to the Company relating to these programs were approximately $971,900 for the year ended December 31, 1999. Under these insurance programs, any group company submitting a claim would be liable to pay any deductible amount required under the policy coverage, depending upon type. It is likely that as a separate company, the Company would be subject to differing levels of insurance premiums, coverages and deductibles.

         Employee Pension Plans
         The Company participates in two defined benefit pension plans covering substantially all employees. For salaried employees, plan benefits are generally based on years of service and the employee's compensation during the last several years of employment. For hourly employees, plan benefits are generally based on years of service and the benefit level established by UTC. For purposes of the financial statements, the Company is considered to be a participant in multi-employer plans. Such costs and plan administrative costs allocated to the Company, approximated $424,000 for the year ended December 31, 1999.

         Postretirement Health and Welfare Benefit Liability
         Eligible retirees of AOA participate in the UTC retiree medical plan. This plan provides post-retirement medical benefits until age 65, with premiums based on service credits. Spouses and dependents are also eligible for coverage. No AOA retirees are currently enrolled in the Plan. Eligible retirees of the Company participate in the UTC retiree life insurance plan, which is an employee-pay-all plan. For purposes of the financial statements, the Company is considered to be a participant in multi-employer plans. Such costs and plan administrative costs allocated to the Company approximated $29,700 year ended December 31, 1999.

         Employee Savings Plan
         The Company participates in UTC's Employee Stock Ownership Plan. The amounts expensed relative to the Company's employee's participation in that plan totaled approximately $222,300 for the year ended December 31, 1999.

4.       Inventories

                                                    December 31, 1999
                                                    -----------------

         Raw materials                                 $ 1,111,681
         Work-in-process                                   196,660
         Contract costs                                    583,743
         Finished goods                                    192,781
                                                       -----------

                                                         2,084,865
         Less:  inventory reserves                         334,575
                                                       -----------
                                                       $ 1,750,290
                                                       ===========
5.       Property and Equipment

                                                    December 31, 1999
                                                    -----------------

         Leasehold improvements                        $  2,453,550
         Office equipment                                   211,576
         Lab equipment                                    3,217,540
         Computer equipment and software                  2,642,116
         Furniture and fixtures                             497,563
         Construction in-progress                            20,892
                                                       ------------

                                                          9,043,237
         Less:  accumulated depreciation                  5,004,306
                                                       ------------

                                                       $  4,038,931
                                                       ============


6.       Income Taxes

         The income tax provision recorded for the year ended December 31, 1999 is as follows:

         Current:
            Federal                                    $    687,426
            State                                            92,508
                                                       ------------
                                                            779,934
                                                       ------------
         Deferred:
            Federal                                          13,982
            State                                             4,194
                                                       ------------
                                                             18,176
                                                       ------------
         Provision for income taxes                    $    798,110
                                                       ============


         A reconciliation of the statutory U.S. federal income tax rate to the Company's effective tax rate is as follows:

                                                            1999

         Statutory U.S. federal income tax rate                35.00%
         State taxes, net of federal benefit                    6.17
         Other, nondeductible items                            (3.65)
                                                       -------------

         Effective tax rate                                    37.52%
                                                       =============

        The components of deferred income taxes at December 31, 1999 are as follows:


         Deferred tax assets:
            Property and equipment                     $        2,996
            Reserves                                          262,676
            Pension                                           748,916
            Other retirement benefits                         241,421
            Employee benefits                                  16,470
                                                       --------------

         Deferred tax assets                                1,272,479

         Deferred tax liabilities:
              Property and equipment                          (25,618)
              Employee benefits                                (4,859)
              Other                                              (394)
                                                       --------------

         Deferred tax liabilities                             (30,871)

         Valuation allowance                                        -
                                                       --------------
         Net deferred tax asset                        $    1,241,608
                                                       ==============


         Deferred tax assets (liabilities) reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized; accordingly, no valuation allowance has been recorded for net deferred tax assets.

7.       Commitments

         AOA has various lease agreements for office space and equipment. These lease agreements expire at various dates through 2010. Total rental expense for the year ended December 31, 1999 was $603,475. The following is a schedule of the future minimum lease payments.

               2000                                    $    1,363,918
               2001                                         1,268,582
               2002                                         1,173,164
               2003                                         1,173,164
               2004                                         1,236,237
               Thereafter                                   8,275,221


8.       Subsequent Event

         During the third quarter of 2000, United Technologies Corporation entered into negotiations with a third party regarding the sale of the Company. The anticipated transaction would result in the purchase of all the outstanding stock of the Company. Effective 2000, the Company outsourced its ITS function and sold its computer equipment to an unrelated party. The Company subsequently will lease this equipment during 2000 from the unrelated party.

                        Adaptive Optics Associates, Inc.
                                 Balance Sheets

                                                          September 30,
                                                      2000           1999
                                                   (Unaudited)    (Unaudited)
       Assets                                     ------------   -------------
       Current assets:
          Accounts receivable                     $  3,013,096   $   2,916,308
          Unbilled accounts receivable               1,216,398       1,820,872
          Deferred income taxes                        289,994         245,833
          Inventories                                2,894,966       1,451,315
          Prepaid expenses                              44,376         203,303
                                                  ------------   -------------
                 Total current assets                7,458,830       6,637,631

          Property and equipment, net                4,057,924       3,448,443
          Deferred income taxes                      1,145,958         910,761
          Other assets                                  35,927          39,717
                                                  ------------   -------------
                 Total assets                     $ 12,698,639   $  11,036,552
                                                  ============   =============
       Liabilities and Stockholder's Equity
       Current liabilities:
          Cash overdraft                          $    225,397   $     308,631
          Accounts payable                             412,258         458,937
          Accrued expenses                             631,997         331,767
          Accrued payroll and employee benefits        580,216         529,921
          Income taxes payable                          70,281         438,038
          Deferred revenue                             908,141         931,129
                                                  ------------   -------------
                 Total current liabilities           2,828,290       2,998,423
                                                  ------------   -------------
       Commitments and contingencies

       Stockholder's equity:
          Common stock, $10 par value, 100
            shares authorized, issued and
            outstanding                                  1,000           1,000
          Additional paid-in capital                   618,190         618,190
          Parent company investment                  4,435,551       3,570,750
          Retained earnings                          4,815,608       3,848,189
                                                  ------------   -------------
       Total stockholder's equity                    9,870,349       8,038,129
                                                  ------------   -------------
       Total liabilities and stockholder's equity $ 12,698,639   $  11,036,552
                                                  ============   =============

The accompanying notes are an integral part of these financial statements.

                        Adaptive Optics Associates, Inc.
                            Statements of Operations

                                                   For the Nine Months Ended
                                                         September 30,
                                                      2000           1999
                                                   (Unaudited)     (Unaudited)
                                                  -------------  -------------


Sales                                             $  15,995,222  $  16,024,282
Cost of goods sold                                   11,010,753     10,728,029
                                                  -------------  -------------
     Gross profit                                     4,984,469      5,296,253

Research and development expenses                       764,782        694,336
Selling, general and administrative expenses          3,097,460      3,084,522
                                                  -------------  -------------
     Income before provision for income taxes         1,122,227      1,517,395

Provision for income taxes                              460,113        568,113
                                                  -------------  -------------
Net income                                        $     662,114  $     949,282
                                                  =============  =============







The accompanying notes are an integral part of these financial statements.

                        Adaptive Optics Associates, Inc.
                            Statements of Cash Flows

                                                  For the Nine Months Ended
                                                         September 30,
                                                      2000          1999
                                                   (Unaudited)   (Unaudited)
                                                  -------------  -----------
Cash flows from operating activities:
    Net income                                    $     662,114  $   949,282

    Adjustments to reconcile net income to net
    cash provided by operating activities:
       Depreciation and amortization                    616,202      833,029
       Loss on disposal of fixed assets                       -      172,699
       Deferred income taxes                           (194,344)     103,190
       Changes in assets and liabilities:
         Accounts receivable                            530,737      401,374
         Unbilled accounts receivable                  (112,659)  (1,082,458)
         Inventories                                 (1,144,676)     570,026
         Prepaid expenses                                   950     (159,364)
         Other assets                                     3,790         (251)
         Accounts payable                               (46,175)     311,072
         Accrued expenses                               334,290      271,487
         Accrued payroll and employee benefits          181,786       51,351
         Income taxes payable                          (336,456)     (40,502)
         Deferred revenue                               232,391     (296,956)
                                                  -------------  -----------
         Total adjustments                               65,836    1,134,697
                                                  -------------  -----------
         Net cash provided by operating activities      727,950    2,083,979
                                                  -------------  -----------
  Cash flows from investing activities:
    Purchases of property and equipment                (635,195)  (1,788,181)
                                                  -------------  -----------
         Net cash used in investing activities         (635,195)  (1,788,181)
                                                  -------------  -----------
  Cash flows from financing activities:

    Increase in cash overdraft                          116,978      230,508
    Change in parent company investment                (209,733)    (526,306)
                                                  -------------  -----------
         Net cash used in financing activities          (92,755)    (295,798)
                                                  -------------  -----------
    Net increase in cash                                      -            -

  Cash and cash equivalents, beginning of year                -            -
                                                  -------------  -----------
  Cash and cash equivalents, end of year          $           -  $         -
                                                  =============  ===========

The accompanying notes are an integral part of these financial statements.

Adaptive Optics Associates, Inc.
Notes to Financial Statements
September 30, 2000 (unaudited)


1.       Basis of Presentation and Organization

         Adaptive Optics Associates, Inc. ("AOA" or the "Company"), a Delaware corporation, is engaged in developing, manufacturing, marketing and distributing custom optical systems which include precision laser beam delivery, high speed imaging control and data processing, industrial inspection, and scanning and dimensioning systems (collectively "electro-optical systems") for the aerospace and defense industry in the United States and Canada.

         The Company is a wholly-owned subsidiary of United Technologies Optical Systems, Inc., a wholly-owned subsidiary of United Technologies Corporation ("UTC") and is operated as a division of Hamilton Sundstrand Corporation ("Hamilton Sundstrand").

         The Company's financial statements reflect the application of certain cash management and allocation policies. UTC manages most treasury activities on a centralized basis including the investing of the Company's surplus cash and the funding of the Company's cash disbursements. The arrangement described above has been accounted for through the parent company investment account.

         In addition, certain costs related to employee benefit programs, including employee insurance programs are funded by UTC and charged to AOA. These allocated costs are charged to AOA and recorded as an offsetting credit in the parent company investment account. The costs related to employee benefit programs such as pension and postretirement health care benefits are allocated to AOA on an actuarial basis using participant and plan design data. Furthermore, Hamilton Sundstrand provides administrative management, legal, HR, information systems and communication services. The costs of these services are allocated based on a two-year average of sales plus cost of sales as compared to the sales plus cost of sales of Hamilton Sundstrand.

         All of the allocations and estimates in the Company's financial statements are based on assumptions that UTC and AOA management believe are reasonable under the circumstances. The Company's financial statements are not necessarily indicative of the financial position, results of operations and cash flows in the future or the results that would have been reported on a stand-alone basis.

2.       Interim Financial Information

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements have been included. The results of the interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

3.       Summary of Significant Accounting Policies

         Inventories
         Inventories include direct material, direct labor and manufacturing overhead and are accounted for at the lower-of-cost or market using the average cost method, which approximated actual. The Company evaluates the need for reserves associated with obsolete, slow-moving and nonsaleable inventory by estimating net realizable values. Inventoried costs in excess of requirements for contracts and current or anticipated orders have been reserved and written-off in the period that such inventory was considered excess.

4.       Inventories

                                                     September 30,
                                                 2000           1999
                                                 ----           ----

         Raw materials                      $  1,811,646    $   785,862
         Work-in-process                         150,427        185,018
         Contract costs                        1,185,763        622,648
         Finished goods                           32,925        191,867
                                            ------------     ----------

                                               3,180,761      1,785,395
         Less:  inventory reserves               285,795        334,080
                                            ------------     ----------

                                            $  2,894,966    $ 1,451,315
                                            ============    ===========

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements of Metrologic Instruments, Inc. and its subsidiaries ("Metrologic" or "Metrologic Instruments, Inc.") consists of (i) an unaudited pro forma combined balance sheet as of September 30, 2000, (ii) an unaudited pro forma combined statement of operations for the year ended December 31, 1999, and (iii) an unaudited pro forma combined statement of operations for the nine months ended September 30, 2000, collectively the "pro forma statements."

The unaudited pro forma combined balance sheet as of September 30, 2000 combines the consolidated balance sheet of Metrologic as of September 30, 2000 and the balance sheet of Adaptive Optics Associates, Inc. ("AOA") as of September 30, 2000, as adjusted for the acquisition on January 8, 2001 in which Metrologic, through a wholly owned subsidiary, MTLG Investments Inc. ("MTLG"), acquired all of the outstanding common stock of AOA. The unaudited pro forma combined balance sheet is presented as if the acquisition was consummated on September 30, 2000.

The unaudited pro forma combined statements of operations combine the historical consolidated statements of operations of Metrologic for the year ended December 31, 1999 and for the nine months ended September 30, 2000 and the statements of operations of AOA for the year ended December 31, 1999 and for the nine months ended September 30, 2000, as adjusted for the acquisition on January 8, 2001 in which Metrologic, through MTLG, acquired all of the outstanding common stock of AOA. The unaudited pro forma combined statements of operations are presented as if the acquisition was consummated on January 1, 1999 and January 1, 2000, respectively.

The unaudited pro forma financial statements as described above should be read in conjunction with the separate historical financial statements of AOA and related notes thereto (included herein) and the historical consolidated financial statements of Metrologic, the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in Metrologic's Annual Report on Form 10-K for the year ended December 31, 1999 and Metrologic's Quarterly Report on Form 10-Q for the period ended September 30, 2000, and with the accompanying notes to the unaudited pro forma financial statements. The unaudited pro forma financial statements are based upon currently available information and upon certain assumptions that Metrologic believes are reasonable under the circumstances.

The unaudited pro forma financial statements do not purport to represent what Metrologic's financial position or results of operations would actually have been if the acquisition of AOA occurred at such date or at the beginning of the period indicated or to project Metrologic's financial position or results of operations at any future date or for any future period, nor do these pro forma combined financial statements give effect to any matters other than those described in the notes thereto. The final purchase price is subject to adjustment based upon a final determination of working capital. In addition, the allocation of the purchase price to these costs and liabilities of AOA are preliminary and the final allocations may differ from the amounts reflected herein.

Metrologic believes that the acquisition of AOA will yield accretive combined results in 2001 of approximately $0.05 per share, after taking acquisition related costs into consideration.

The discussion in this Form-8K/A includes forward-looking statements based on current management expectations. Factors which would cause the results to differ from these expectations include the following: Metrologic's ability to integrate AOA with other Metrologic subsidiaries, and realize anticipated impact on results of operations; foreign currency fluctuations with the U.S. dollar; the timing, introduction and market acceptance of Metrologic's new products; pricing pressures; competitive factors (including the results of the company's new marketing efforts); sales cycles of Metrologic's products; technological changes in the scanner industry, specifically holographic scanners; availability of patent protection for Metrologic's holographic scanners and other products; general economic conditions, and the disposition of legal issues. For additional factors, please see the company's reports filed with the Securities and Exchange Commission.

                          Metrologic Instruments, Inc.
                        Pro Forma Combined Balance Sheet
                               September 30, 2000
                                  (Unaudited)
                                 (in thousands)

                                Historical   Historical              Pro Forma
                                Metrologic(5)   AOA(6)  Adjustments  Combined
                                ----------      ---     -----------  --------
     Assets
     Current Assets
        Cash and cash
          equivalents           $    4,433                           $   4,433
        Accounts receivable,
          net                       26,164   $  4,230                   30,394
        Inventory                   25,632      2,895                   28,527
        Deferred income taxes        1,018        290    $  (290)(4)     1,018
        Other current assets         1,264         44          _         1,308
                                ----------   --------    -------     ---------
        Total current assets        58,511      7,459       (290)       65,680

     Property, plant and
        equipment, net              10,250      4,058                   14,308
     Patents and trademarks, net     2,797                               2,797
     Holographic technology, net       629                                 629
     Advance license fee, net        1,559                               1,559
     Goodwill, net                   4,155                10,987(1)     15,142
     Deferred income taxes               -      1,146     (1,146)(4)         0
     Security deposits and other
          assets                       599         36                      635
                                ----------   --------    -------     ---------
     Total assets                   78,500     12,699      9,551       100,750
                                ==========   ========    =======     =========

     Liabilities & Shareholders'
        Equity
     Current liabilities
        Cash overdraft                   -        225                      225
        Line of credit              15,475                 8,000(2)     23,475
        Current portion of notes
          payable                    2,348                               2,348
        Accounts payable             6,859        412                    7,271
        Accrued expenses             9,601        632                   10,233
        Other current
          liabilities                    -      1,559        422(3)      1,981
                                ----------   --------    -------     ---------
        Total current
          liabilities               34,283      2,828      8,422        45,533

     Notes payable, net of
          current portion            7,727                11,000(2)     18,727
     Deferred income taxes             556                                556
     Other liabilities                 577                                577

     Shareholders' Equity
        Common stock                    54          1         (1)(7)        54

        Additional paid in
          capital                   17,501      5,054     (5,054)(7)    17,501
        Retained earnings           20,526      4,816     (4,816)(7)    20,526
        Accumulated other
         comprehensive loss         (2,724)                            (2,724)
                               -----------   --------   ---------    ---------
        Total shareholders'
          equity                    35,357      9,871      (9,871)       35,357
                               -----------   --------  ---------     ---------
     Total liabilities and
          equity               $    78,500   $ 12,699  $    9,551     $ 100,750
                               ===========   ========  ==========     =========

The accompanying notes are an integral part of these pro forma combined financial statements.

         Notes to Unaudited Pro Forma Balance Sheet

         (1) Reflects the estimated purchase accounting adjustments for the AOA acquisition based upon Metrologic's preliminary estimate of the assets and liabilities assumed. For purchase accounting, AOA's assets have been recorded at their estimated fair market value subject to adjustments based upon the results of an independent appraisal. The estimated amounts recorded for assets and liabilities acquired from AOA are not expected to differ materially from the final assigned values. The calculation of excess purchase cost over fair value of net assets acquired is as follows:

                                                              (in thousands)
                  Additional debt borrowed to finance
                    acquisition                               $    19,000
                  Direct acquisition costs                            422
                                                              -----------

                  Total purchase cost                              19,422
                  Less:  net book value of assets acquired          8,435
                                                              -----------

                  Excess purchase cost over fair value of
                    assets acquired and liabilities
                    assumed (goodwill)                         $   10,987
                                                               ==========


         (2) Reflects additional borrowings of $19,000 to finance the AOA acquisition and direct acquisition costs.

         (3)      Reflects the liability for direct acquisition costs of $422.

         (4) Reflects the elimination of deferred tax assets of AOA as a result of this taxable business combination.

         (5) This column represents the historical financial position of Metrologic Instruments, Inc. at September 30, 2000.

         (6) This column represents the historical financial position of Adaptive Optics Associates, Inc. at September 30, 2000.

         (7) Reflects the elimination of shareholders' equity of Adaptive Optics Associates, Inc.

                          Metrologic Instruments, Inc.
                   Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 1999
                                  (Unaudited)
                     (in thousands, except per share data)


                                Historical Historical Pro Forma Pro Forma Metrologic(4) AOA(5) Adjustments Combined
                                ----------      ---     -----------  --------

Sales                           $  80,103    $ 21,720               $ 101,823
Cost of sales                      46,710      14,609                  61,319
                                ---------    --------               ---------
     Gross profit                  33,393       7,111                  40,504
Operating Expenses:
     Selling, general and
       administrative              21,331       3,513   $  (235)(6)    24,609
     Research and development       4,327         890                   5,217
                                 --------     -------   -------     ---------
Operating income                    7,735       2,708       235        10,678

Other income (expenses):
     Interest income                  402           -                     402
     Interest expense                (262)          -    (1,940)(2)    (2,202)
     Foreign currency transaction
        loss                         (342)          -                    (342)
     Other, net                         -        (571)                   (571)
     Goodwill amortization              -           -    (1,099)(1)    (1,099)
                                ---------     -------   -------     ---------
Income before provision for
  income taxes                      7,533       2,137    (2,804)        6,866

Provision for income taxes          2,636         798      (894)(3)     2,540
                                ---------     -------   -------     ---------

Net income                      $   4,897     $ 1,339   $(1,910)    $   4,326
                                =========     =======   =======     =========

Basic earnings per share

   Weighted average shares
     outstanding                5,412,564                           5,412,564
                                =========                           =========

   Basic earnings per share          0.90                                0.80
                                =========                           =========
Diluted earnings per share

   Weighted average shares
     outstanding                5,412,564                           5,412,564

   Net effect of dilutive
     securities                    47,630                              47,630
                                ---------                           ---------

   Total shares outstanding used
      in computing diluted
      earnings per share        5,460,194                           5,460,194
                                =========                           =========

   Diluted earnings per share        0.90                                0.79
                                =========                           =========

         (1) Reflects an increase in amortization expense of $1,099 relating to the amortization of the acquired goodwill recorded in connection with the AOA acquisition. The acquired goodwill is based on estimated values and is amortized using the straight-line method over 10 years, the current estimated useful life.

         (2) Reflects the incremental interest expense of $1,940 incurred on the additional debt borrowed to finance the AOA acquisition. The weighted average interest rate on the additional debt was 10.21% per annum.

         (3) Reflects the tax effect of the pro forma interest expense adjustment and the reduction in income tax provision based on an overall combined effective federal and state income tax rate of 37%.

         (4) This column represents the historical results of operations of Metrologic Instruments, Inc. for the periods presented.

         (5) This column represents the historical results of operations of Adaptive Optics Associates, Inc. for the periods presented.

         (6) Reflects a decrease in selling, general and administrative expenses as a result of eliminating parent company cost allocations.

                          Metrologic Instruments, Inc.
                   Pro Forma Combined Statement of Operations
                  For the Nine Months Ended September 30, 2000
                                  (Unaudited)
                     (in thousands, except per share data)

                                 Historical  Historical Pro Forma   Pro Forma
                                Metrologic(4)   AOA(5)  Adjustments  Combined
                                ----------      ---     -----------  --------

Sales                           $  67,913    $ 15,995               $  83,908
Cost of sales                      40,789      11,011                  51,800
                                ---------    --------               ---------
     Gross profit                  27,124       4,984                  32,108
Operating Expenses:
     Selling, general and
       administrative              18,486       3,097   $  (496)(6)    21,087
     Research and development       3,916         765                   4,681
                                 --------     -------   -------     ---------
Operating income                    4,722       1,122       496         6,340

Other income (expenses):
     Interest income                  201           -                     201
     Interest expense                (846)          -    (1,466)(2)    (2,312)
     Foreign currency transaction
        gain                           73           -                      73
     Other, net                      (264)          -                    (264)
     Goodwill amortization              -           -      (824)(1)      (824)
                                ---------     -------   -------     ---------
Income before provision for
  income taxes                      3,886       1,122    (1,794)        3,214

Provision for income taxes          1,326         460      (597)(3)     1,189
                                ---------     -------   -------     ---------
Net income                      $   2,560     $   662   $(1,197)    $   2,025
                                =========     =======   =======     =========
Basic earnings per share

   Weighted average shares
     outstanding                5,434,409                           5,434,409
                                =========                           =========

   Basic earnings per share          0.47                                0.37
                                =========                           =========
Diluted earnings per share

   Weighted average shares
     outstanding                5,434,409                           5,434,409

   Net effect of dilutive
     securities                   159,171                             159,171
                                ---------                           ---------

   Total shares outstanding used
      in computing diluted
      earnings per share        5,593,580                           5,593,580
                                =========                           =========

   Diluted earnings per share        0.46                                0.36
                                =========                           =========

         (1) Reflects an increase in amortization expense of $824 relating to the amortization of the acquired goodwill recorded in connection with the AOA acquisition. The acquired goodwill is based on estimated values and is amortized using the straight-line method over 10 years, the current estimated useful life.

         (2) Reflects the incremental interest expense of $1,466 incurred on the additional debt borrowed to finance the AOA acquisition. The weighted average interest rate on the additional debt was 10.21% per annum.

         (3) Reflects the tax effect of the pro forma interest expense adjustment and the reduction in income tax provision based on an overall combined effective federal and state income tax rate of 37%.

         (4) This column represents the historical results of operations of Metrologic Instruments, Inc. for the periods presented.

         (5) This column represents the historical results of operations of Adaptive Optics Associates, Inc. for the periods presented.

         (6) Reflects a decrease in selling, general and administrative expenses as a result of eliminating parent company cost allocations.

                                   SIGNATURE

Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        METROLOGIC INSTRUMENTS, INC.



                                 By:       /s/Thomas E. Mills IV
                                 ----------------------------------------------
                                 Thomas E. Mills IV, President, Chief
                                 Operating Officer, and Chief Financial Officer
March 23, 2001

                                 EXHIBIT INDEX

Exhibit
Number   Exhibit Description

(2) Stock Purchase Agreement, dated December 22, 2000, by and among United Technologies Optical Systems, Inc., Hamilton Sundstrand Corporation, MTLG Investments Inc. and
         Metrologic Instruments, Inc.*

 23.1    Consent of PricewaterhouseCoopers LLP

(99.1)   Credit Agreement, dated January 8, 2001, by and among
         Metrologic Instruments, Inc., Adaptive Optics Associates, Inc., the Guarantors named therein, PNC Bank, National
         Association, as agent to the Banks and the Banks named therein.*

(99.2) Subordinated Promissory Note in the amount of $5 million, dated January 8, 2001, executed by MTLG Investments Inc.
         in favor of United Technology Optical Systems, Inc.*

(99.3) Subordinated Promissory Note in the amount of $6 million, dated January 8, 2001, executed by MTLG Investments Inc.
         in favor of United Technology Optical Systems, Inc.*

(99.4) Subordination, Nondisturbance and Attornment Agreement, dated January 8, 2001, by and among Metrologic Instruments, Inc., C. Harry Knowles, Janet Knowles, Metrologic
         Instruments, Inc. and PNC Bank, National Association, as Agent.*

(99.5)   Security Agreement, dated January 8, 2001, by and among
         Metrologic Instruments, Inc., C. Harry Knowles and
         Janet Knowles.*

         *These exhibits are incorporated by reference to the initial filing of the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission on January 23, 2001.

         Exhibit 23.1


         Independent Auditors' Consent




         We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-89376) pertaining to Metrologic Instruments, Inc. 1994 Incentive Plan and the Registration Statement on Form S-8 (Registration No. 33-86670) pertaining to Metrologic Instruments, Inc. Employee Stock Purchase Plan of our report dated October 25, 2000 with respect to the financial statements of Adaptive Optics Associates, Inc. for the year ended December 31, 1999 included in this Current Report on Form 8KA.



         March 23, 2001                            PricewaterhouseCoopers
         Boston, MA